Exhibit 99.1

ConocoPhillips Reports 2011 Organic Reserve Replacement of 120 Percent

Total Reserve Replacement of 112 Percent

HOUSTON--(BUSINESS WIRE)--January 23, 2012--ConocoPhillips [NYSE:COP] today announced preliminary 2011 organic net proved reserve additions of 738 million barrels of oil equivalent (BOE). This represents an expected organic reserve replacement ratio of 120 percent of 2011 production.

“Replacing our 2011 production with new reserves reflects the success of our strategic focus on organic growth,” said Jim Mulva, chairman and chief executive officer. “We added reserves throughout our globally diverse asset base, through focused investment on high-return opportunities.”

Reserves were added across the portfolio, including at the company’s Canadian oil sands properties at Christina Lake and Surmont; in liquids-rich U.S. shale trends, such as Eagle Ford and Bakken; in the North Sea, through expansion projects in the Ekofisk, Eldfisk and Clair developments; and in Malaysia, with sanctioning of the Kebabangan project and ongoing development of the Gumusut Field. Reserve additions were also delivered across the company’s North American conventional asset portfolio.

“With a substantial captured resource base providing significant exploitation opportunities and continued execution of major projects around the world, we remain committed to our goal to grow production and reserves,” added Mulva.

Acquisitions and dispositions are expected to reduce reserves by 45 million BOE, primarily reflecting dilution of the company’s interest in the Australia Pacific LNG project and sale of North American natural gas assets. The total reserve replacement ratio is expected to be 112 percent of 2011 production. Production for the year is expected to be 617 million BOE, including fuel gas. ConocoPhillips expects to end 2011 with 8.4 billion BOE of proved reserves.

The company will provide final information related to its 2011 oil and gas reserves and finding and development costs in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission in late February.

ConocoPhillips is an integrated energy company with interests around the world. Headquartered in Houston, the company had approximately 29,700 employees, $155 billion of assets, and $247 billion of annualized revenues as of Sept. 30, 2011. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices and refining and marketing margins; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases or difficulties maintaining or improving company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining crude oil; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Organic reserve additions comprise net proved reserve additions resulting from extensions and discoveries, improved recovery and revisions, and exclude the impact of sales and acquisitions.

CONTACT:
ConocoPhillips
Aftab Ahmed (media), 281-293-4138
aftab.ahmed@conocophillips.com
or
Clayton Reasor (investors), 212-207-1996
c.c.reasor@conocophillips.com